Exhibit 99.1

Investor Contact:	Media Contact:
Noah Hoppe, 312.780.5991	Franziska Weber, 312.780.6106
noah.hoppe@hyatt.com	franziska.weber@hyatt.com

HYATT REPORTS THIRD-QUARTER 2021 RESULTS
Recovery Momentum Broadens and Strengthens
Net Rooms Growth of 6.9%
Apple Leisure Group Acquisition Complete

CHICAGO (November 3, 2021) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third-quarter 2021 financial results. Net income attributable to Hyatt was $120 million, or $1.15 per diluted share, in the third quarter of 2021, compared to a net loss attributable to Hyatt of $161 million, or $1.59 per diluted share, in the third quarter of 2020. Adjusted net income attributable to Hyatt was $241 million, or $2.31 per diluted share, in the third quarter of 2021, compared to Adjusted net loss attributable to Hyatt of $150 million, or $1.48 per diluted share, in the third quarter of 2020. Refer to the table on page 11 of the schedules for a summary of special items impacting Adjusted net income (loss) and Adjusted earnings (losses) per share for the three months ended September 30, 2021 and September 30, 2020.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "During the quarter, we again produced results that exceeded expectations and demonstrated the resilience of our business. Adjusted EBITDA for the third quarter approached 70% of 2019 levels and more than doubled from the prior quarter. Leisure demand continues to lead the recovery and momentum for business and group travel is growing. The recovery is evident in more markets as travel restrictions ease and borders reopen."

Third quarter of 2021 highlights are as follows:
•Net income increased compared to the third quarter of 2020 to $120 million.
•Adjusted EBITDA increased compared to the third quarter of 2020 to $110 million.
•Comparable system-wide RevPAR increased to $93.70 in the third quarter of 2021, and decreased 31.8% compared to the third quarter 2019 on a reported basis.1
•Comparable owned and leased hotels RevPAR increased to $117.33 in the third quarter of 2021, and decreased 35.5% compared to the third quarter 2019 on a reported basis.1
•Net rooms growth of 6.9% compared to the third quarter of 2020.
•Pipeline of executed management or franchise contracts for approximately 103,000 rooms, an increase of 2.0% compared to the third quarter of 2020.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.
1 RevPAR percentage changes calculated from comparable system-wide and comparable owned and leased hotels RevPAR of $137.33 and $181.97, respectively, as reported for the third quarter of 2019.

Mr. Hoplamazian continued, "We made significant progress in the quarter towards executing our long-term strategy through the acquisition of Apple Leisure Group. The transaction closed on November 1st and I’m thrilled to welcome the colleagues from this truly unique leisure platform into the Hyatt family. This acquisition significantly expands our leisure offerings and positions Hyatt as a leader in the fast-growing luxury all-inclusive resort segment. We also advanced our capital strategy through the completion of our $1.5 billion asset disposition commitment during the quarter and we announced a new $2 billion commitment for additional asset sales by the end of 2024. Through the acquisition of Apple Leisure Group's asset light platform and expansion of our disposition commitment, we expect to transform our earnings to approximately 80% fee-based by year end 2024.”

OPERATIONAL UPDATE
Comparable system-wide RevPAR improved 29% in the third quarter of 2021, as compared to the prior quarter, driven by a strong recovery in leisure demand and growing momentum in business and group travel. Leisure transient revenue exceeded 2019 levels in July, and after a seasonal and sequential decline in August, returned to nearly fully recovered levels in September. Business transient and group revenue also gained momentum in the third quarter, improving more than 40% from the prior quarter. Demand in the United States and a strong recovery in Europe were primary drivers of the improved performance.

Comparable owned and leased hotels RevPAR strengthened by 39% in the third quarter of 2021, as compared to the prior quarter, benefiting from strong leisure demand in the United States and the easing of travel restrictions in Europe. Comparable owned and leased operating margins were 20% for the quarter reflecting strong operational execution and an improved demand environment.

As of September 30, 2021, 99% of total system-wide hotels (99% of rooms) were open.
THIRD QUARTER RESULTS
Third quarter of 2021 financial results as compared to the third quarter of 2020 are as follows:

Management, Franchise and Other Fees
Total management and franchise fee revenues totaled $96 million in the third quarter of 2021 compared to $40 million reported in the third quarter of 2020, and reflected a sequential improvement from $77 million reported in the second quarter of 2021. Base management fees increased 158.8% to $50 million, incentive management fees increased 54.7% to $10 million, and franchise fees increased 141.6% to $36 million during the quarter. Other fee revenues increased 40.4% to $17 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased to $74 million in the third quarter of 2021 compared to $16 million reported in the third quarter of 2020. Results were led by increases in franchise fees driven by select service properties and base fees driven by resort properties. At September 30, 2021, 99% of Hyatt's Americas full and select service hotels (99% of rooms) were open.
Americas net rooms increased 5.2% compared to the third quarter of 2020.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

Southeast Asia, Greater China, Australia, New Zealand, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA decreased to $6 million in the third quarter of 2021 compared to $9 million reported in the third quarter of 2020. Results across the region reflect the impact of travel restrictions which continue to impact hotel demand. At September 30, 2021, 98% of Hyatt's ASPAC full and select service hotels (99% of rooms) were open.
ASPAC net rooms increased 12.5% compared to the third quarter of 2020.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management and Franchising Segment
EAME/SW Asia management and franchising segment Adjusted EBITDA increased to $5 million in the third quarter of 2021 compared to $(2) million reported in the third quarter of 2020. Results across the region were led by Europe as travel restrictions eased leading to increased transient demand. At September 30, 2021, 99% of Hyatt's EAME/SW Asia full and select service hotels (98% of rooms) were open.
EAME/SW Asia net rooms increased 7.3% compared to the third quarter of 2020.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased to $51 million in the third quarter of 2021 compared to $(56) million reported in the third quarter of 2020. Owned and leased hotels segment results improved meaningfully over the quarter highlighting the strong operating leverage within the portfolio. Refer to the table on page 9 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to total owned and leased hotels segment Adjusted EBITDA.
At September 30, 2021, 97% of Hyatt's owned and leased hotels (91% of rooms) were open.

Corporate and Other
Corporate and other Adjusted EBITDA decreased to $(26) million in the third quarter of 2021 compared to $(15) million reported in the third quarter of 2020. This decrease was primarily driven by an increase in certain selling, general, and administrative expenses, including payroll and related costs.

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses remained flat, inclusive of rabbi trust impact and stock-based compensation. Adjusted selling, general, and administrative expenses increased to $64 million in the third quarter of 2021, as a result of prior year cost containment initiatives, primarily payroll and related costs. Refer to the table on page 13 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.

Income Taxes
The provision for income taxes for the three months ended September 30, 2021 was $138 million, compared to the benefit for income taxes of $59 million for the three months ended September 30, 2020. The change in our benefit (provision) for income taxes was primarily attributable to the tax impact of the
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino combined with a full valuation allowance on U.S. federal and state tax deferred tax assets, and the impact of unbenefited foreign losses.

OPENINGS AND FUTURE EXPANSION
Twenty new hotels (or 4,599 rooms) opened in the third quarter of 2021, contributing to a 6.9% increase in net rooms compared to the third quarter of 2020.
As of September 30, 2021, the Company had executed management or franchise contracts for approximately 505 hotels (or approximately 103,000 rooms). This compares to approximately 495 hotels (or approximately 101,000 rooms) as of June 30, 2021.

TRANSACTION / CAPITAL STRATEGY UPDATE
During the third quarter, the Company completed the following transactions:
•Hyatt Regency Lake Tahoe Resort, Spa and Casino— a Hyatt affiliate sold the 422-room Hyatt Regency Lake Tahoe Resort, Spa and Casino, located in Incline Village, Nevada for approximately $350 million (approximately $343 million, net of closing costs and proration adjustments), and entered into a long-term management agreement.
•Alila Ventana Big Sur— a Hyatt affiliate sold the 59-room Alila Ventana Big Sur, located in Big Sur, California for approximately $150 million (approximately $148 million, net of closing costs and proration adjustments), and entered into a long-term management agreement.
The above two transactions in the quarter led to the successful completion of the asset sale commitment announced at the Company's 2019 Investor Day to realize $1.5 billion of asset sales proceeds by March of 2022. The Company completed the commitment ahead of schedule and above the committed amount. As of September 30, 2021, the Company realized net proceeds of approximately $1.6 billion. Concurrent with the announcement to acquire Apple Leisure Group ("ALG"), the Company committed to realizing an additional $2 billion of proceeds from asset sales by the end of 2024.

COMMON STOCK ISSUANCE / SHARE REPURCHASE / DIVIDEND
During the third quarter, the Company completed an underwritten public offering of Class A common stock at a price of $74.50 per share. The Company issued and sold 8,050,000 shares resulting in approximately $575 million of net proceeds, which was used to fund a portion of the purchase price for the ALG acquisition.
There were no Class A or Class B shares repurchased during the third quarter of 2021. The Company ended the third quarter with 50,287,596 Class A and 59,653,271 Class B shares issued and outstanding.
Effective March 3, 2020, the Company suspended all share repurchase activity, and suspended its quarterly dividend.

2021 OUTLOOK
The Company is providing the following guidance for the 2021 fiscal year:
•Adjusted selling, general, and administrative expenses are expected to be approximately $245 million to $250 million, inclusive of approximately $5 million to $10 million of expenses related
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

to non-recurring integration costs for ALG. Refer to the table on page 13 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
•Capital expenditures are expected to be approximately $110 million.
•The Company expects net rooms growth to be greater than 6.0%.
The Company's 2021 Outlook does not include disposition or acquisition activity beyond what has been completed as of the date of this release; however, other than integration costs noted above, expectations related to ALG are not included in the 2021 Outlook. The Company's 2021 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

BALANCE SHEET / LIQUIDITY
As of September 30, 2021, the Company reported the following:
•Total debt of $2,988 million.
•Pro rata share of unconsolidated hospitality venture debt of approximately $633 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $4.3 billion with cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $2,418 million, short-term investments of $357 million, and undrawn borrowing availability of $1,500 million under the revolving credit facility.
On August 14, 2021, the Company agreed to acquire 100% of the outstanding limited partnership interests in Casablanca Global Intermediate Holdings L.P., doing business as Apple Leisure Group, and 100% of the outstanding ordinary shares of Casablanca Global GP Limited, its general partner, a leading luxury resort-management services, travel, and hospitality group, pursuant to a definitive Securities Purchase Agreement ("Purchase Agreement") for $2.7 billion of total consideration, subject to customary adjustments set forth in the Purchase Agreement relating to working capital, cash, and indebtedness. The Purchase Agreement also provides for contingent consideration following the closing of the transaction upon the achievement, if ever, of certain targets related to ALG's outstanding travel credits. The transaction closed on November 1, 2021 and the Company paid cash of $2.7 billion. The transaction was funded with a combination of cash on hand, $1 billion of proceeds from senior note issuances described below, $575 million of proceeds from the common stock issuance, and $210 million of borrowings on the Company's revolving credit facility.

On October 1, 2021, the Company issued $700 million of 1.300% senior notes due 2023 at an issue price of 99.941%, $300 million of floating rate senior notes due 2023 at par, and $750 million of 1.800% senior notes due 2024 at an issue price of 99.994%. The Company received approximately $1.7 billion of net proceeds, after deducting underwriting discounts and other offering expenses.

On October 15, 2021, utilizing proceeds from the senior notes issuance, the Company redeemed the Company's $750 million of three-month LIBOR plus 3.000% senior notes due 2022 for approximately
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

$753 million, inclusive of $750 million of aggregate principal and $3 million of accrued interest outstanding.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call tomorrow, November 4, 2021 at 10:00 a.m. CT. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing 833-238-7946 (U.S. Toll-Free) or 647-689-4468 (International Toll Number) using conference ID# 3360747 approximately 15 minutes prior to the scheduled start time. A replay of the call will be available Thursday, November 4, 2021 at 12:00 p.m. CT until Thursday, November 11, 2021 at 11:00 p.m. CT by dialing 800-585-8367 (U.S. Toll-Free) or 416-621-4642 (International Toll Number), using conference ID# 3360747. An archive of the webcast will be available on the Company’s website for 90 days.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the impact of the COVID-19 pandemic and pace of recovery, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, the Company's liquidity and earnings profile, the number of properties we expect to open in the future, our expected Adjusted SG&A expenses, our expected capital expenditures, our expected net rooms growth, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks associated with the consummation of the acquisition of Apple Leisure Group; including the related incurrence of material additional indebtedness; the Company’s ability to successfully integrate Apple Leisure Group’s employees and operations into the Company; the ability to realize the anticipated benefits and synergies of the acquisition of Apple Leisure Group as rapidly or to the extent anticipated; the duration of the COVID-19 pandemic and the pace of recovery following the pandemic, any additional resurgence, or COVID-19 variants; the short and longer-term effects of the COVID-19 pandemic, including the demand for travel, transient and group business, and levels of consumer confidence; the impact of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants, and the impact of actions that governments, businesses, and individuals take in response, on global and regional economies, travel limitations or bans, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; the broad distribution and efficacy of COVID-19 vaccines and wide acceptance by the general population of such vaccines; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic, any additional resurgence, or COVID-19 variants; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and all-inclusive segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, such as the COVID-19 pandemic, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Apple Leisure Group’s membership offering; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

NON-GAAP FINANCIAL MEASURES
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: net income (loss), adjusted for special items; diluted earnings (losses) per share, adjusted for special items; Adjusted EBITDA; Adjusted EBITDA margin; and Adjusted SG&A. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE AND SOCIAL MEDIA CHANNELS
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

ABOUT HYATT HOTELS CORPORATION
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of September 30, 2021, Hyatt’s portfolio included more than 1,000 hotel and all-inclusive properties in 69 countries across six continents, and the acquisition of Apple Leisure Group added 96 properties in 10 countries as of November 1, 2021. Hyatt’s offerings include the Park Hyatt®, Miraval®, Grand Hyatt®, Alila®, Andaz®, The Unbound Collection by Hyatt®, Destination by Hyatt™, Hyatt Regency®, Hyatt®, Hyatt Ziva™, Hyatt Zilara™, Thompson Hotels®, Hyatt Centric®, Caption by Hyatt, JdV by Hyatt™, Hyatt House®, Hyatt Place®, UrCove, and Hyatt Residence Club® brands, as well as resort and hotel brands under the AMR™ Collection, including Secrets® Resorts & Spas, Dreams® Resorts & Spas, Breathless® Resorts & Spas, Zoëtry® Wellness & Spa Resorts, Alua® Hotels & Resorts, and Sunscape® Resorts & Spas. Hyatt’s subsidiaries operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and the Trisept Solutions® travel technology platform. For more information, please visit www.hyatt.com.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page 10.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income (Loss)
2.	Segment Financial Summary
3.	Hotel Chain Statistics - Comparable Locations
4.	Hotel Brand Statistics - Comparable Locations
5.	Fee Summary
6. - 7.	Properties and Rooms by Geography
8.	Properties and Rooms by Brand
9.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
10. - 15.	Reconciliations of Non-GAAP Financial Measures
a.	Net Income (loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
b.
Earnings (losses) per Diluted Share and Net Income (loss) Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2021 and September 30, 2020

c.
Earnings (losses) per Diluted Share and Net Income (loss) Attributable to Hyatt Hotels Corporation, to Losses per Diluted Share, Adjusted for Special Items and Adjusted Net Loss Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2021 and September 30, 2020

c.	SG&A Expenses to Adjusted SG&A Expenses
d.	Guidance: SG&A Expenses to Adjusted SG&A Expenses
e.	Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
16. - 20.	Definitions

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
REVENUES:
Owned and leased hotels	$263	$80	$558	$422
Management, franchise, and other fees	113	52	269	180
Contra revenue	(9)	(7)	(26)	(20)
Net management, franchise, and other fees	104	45	243	160
Other revenues	28	7	69	45
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	456	267	1,082	1,015
Total revenues	851	399	1,952	1,642
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	208	131	506	495
Depreciation and amortization	71	80	219	233
Other direct costs	31	9	78	50
Selling, general, and administrative	69	69	250	217
Costs incurred on behalf of managed and franchised properties	465	278	1,117	1,068
Direct and selling, general, and administrative expenses	844	567	2,170	2,063
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	(1)	22	35	23
Equity earnings (losses) from unconsolidated hospitality ventures	(12)	(20)	8	(45)
Interest expense	(40)	(35)	(123)	(87)
Gains on sales of real estate and other	307	—	412	8
Asset impairments	—	—	(2)	(52)
Other income (loss), net	(3)	(19)	34	(114)
INCOME (LOSS) BEFORE INCOME TAXES	258	(220)	146	(688)
BENEFIT (PROVISION) FOR INCOME TAXES	(138)	59	(339)	188
NET INCOME (LOSS)	120	(161)	(193)	(500)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$120	$(161)	$(193)	$(500)

EARNINGS (LOSSES) PER SHARE—Basic
Net income (loss)	$1.17	$(1.59)	$(1.89)	$(4.93)
Net income (loss) attributable to Hyatt Hotels Corporation	$1.17	$(1.59)	$(1.89)	$(4.93)
EARNINGS (LOSSES) PER SHARE—Diluted
Net income (loss)	$1.15	$(1.59)	$(1.89)	$(4.93)
Net income (loss) attributable to Hyatt Hotels Corporation	$1.15	$(1.59)	$(1.89)	$(4.93)

Basic share counts	102.3	101.3	101.9	101.3
Diluted share counts	104.0	101.3	101.9	101.3

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2021	2020	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)

Owned and leased hotels	$268	$82	$186	226.9%	$186	226.5%	$569	$432	$137	31.5%	$135	30.8%
Americas management and franchising	109	33	76	233.8%	76	233.3%	249	154	95	62.4%	95	62.8%
ASPAC management and franchising	16	17	(1)	(1.8)%	(2)	(6.2)%	51	42	9	23.0%	7	18.6%
EAME/SW Asia management and franchising	12	5	7	125.9%	7	124.7%	25	17	8	44.7%	8	42.8%
Total management and franchising	137	55	82	151.9%	81	148.0%	325	213	112	53.3%	110	52.3%
Corporate and other	14	7	7	102.8%	7	102.8%	33	25	8	30.3%	8	30.3%
Eliminations (a)	(15)	(5)	(10)	(237.7)%	(10)	(237.6)%	(31)	(23)	(8)	(37.4)%	(8)	(37.2)%
Adjusted revenues	$404	$139	$265	191.0%	$264	189.0%	$896	$647	$249	38.4%	$245	37.6%

Adjusted EBITDA
Owned and leased hotels	$42	$(53)	$95	179.8%	$95	179.5%	$28	$(93)	$121	129.9%	$122	129.6%
Pro rata share of unconsolidated hospitality ventures	9	(3)	12	351.5%	13	348.9%	6	(7)	13	182.2%	14	175.7%
Total owned and leased hotels	51	(56)	107	190.2%	108	189.8%	34	(100)	134	133.7%	136	133.1%
Americas management and franchising	74	16	58	367.2%	58	366.5%	156	81	75	92.8%	75	93.6%
ASPAC management and franchising	6	9	(3)	(26.9)%	(4)	(32.1)%	21	15	6	42.8%	5	34.9%
EAME/SW Asia management and franchising	5	(2)	7	374.9%	7	375.5%	4	(12)	16	134.3%	17	132.7%
Total management and franchising	85	23	62	277.7%	61	266.9%	181	84	97	115.7%	97	115.7%
Corporate and other	(26)	(15)	(11)	(73.5)%	(11)	(73.2)%	(71)	(65)	(6)	(9.2)%	(6)	(8.9)%
Eliminations	—	—	—	(5.0)%	—	(5.0)%	1	2	(1)	(50.4)%	(1)	(50.4)%
Adjusted EBITDA	$110	$(48)	$158	327.3%	$158	329.3%	$145	$(79)	$224	283.4%	$226	278.8%
(a)These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels
In Constant $

	Three Months Ended September 30,						Nine Months Ended September 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (33)	$117.33	428.3%	55.2%	41.3% pts	$212.46	32.6%	$82.55	52.4%	41.7%	17.5% pts	$197.78	(11.5)%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (876)	$93.70	137.8%	54.7%	24.4% pts	$171.33	31.8%	$70.96	47.1%	46.0%	14.7% pts	$154.36	—%

Americas
Full service hotels (213)	$114.35	303.1%	53.9%	35.8% pts	$212.10	35.1%	$80.28	60.3%	40.9%	15.2% pts	$196.10	0.6%
Select service hotels (409)	$93.94	102.4%	68.7%	24.8% pts	$136.66	29.3%	$72.89	54.2%	60.4%	20.0% pts	$120.66	3.2%

ASPAC
Full service hotels (111)	$64.12	5.7%	40.2%	(2.1)% pts	$159.35	11.2%	$64.52	20.0%	41.6%	8.2% pts	$155.20	(3.5)%
Select service hotels (25)	$35.97	(4.1)%	50.0%	(5.9)% pts	$71.96	7.3%	$38.28	42.8%	53.9%	16.2% pts	$70.97	(0.2)%

EAME/SW Asia
Full service hotels (100)	$83.47	162.6%	47.0%	28.6% pts	$177.67	3.0%	$55.02	30.3%	34.9%	10.4% pts	$157.80	(8.5)%
Select service hotels (18)	$45.54	106.7%	60.0%	29.6% pts	$75.92	4.8%	$34.33	18.1%	49.4%	14.8% pts	$69.43	(17.2)%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)
In Constant $

	Three Months Ended September 30,						Nine Months Ended September 30,
	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020	2021	vs. 2020
Brand (# of hotels)
Park Hyatt (40)	$143.59	83.4%	42.0%	14.4% pts	$341.75	20.3%	$124.41	38.9%	38.5%	10.1% pts	$323.13	2.3%
Grand Hyatt (55)	$90.93	126.3%	47.5%	20.1% pts	$191.37	30.6%	$72.90	36.3%	41.4%	12.5% pts	$176.03	(4.9)%
Andaz (22)	$153.89	200.8%	52.2%	22.4% pts	$294.62	71.9%	$120.08	60.8%	43.3%	12.0% pts	$277.18	16.3%
Composite Luxury[1]	$119.16	132.2%	47.2%	19.8% pts	$252.59	34.9%	$93.09	48.4%	40.7%	12.3% pts	$228.59	3.5%

Hyatt Regency (201)	$83.89	174.5%	49.1%	26.2% pts	$170.71	27.7%	$60.71	40.7%	39.0%	12.0% pts	$155.72	(2.5)%
Hyatt Centric (32)	$94.98	235.9%	58.2%	34.2% pts	$163.29	38.4%	$71.62	52.2%	46.1%	18.6% pts	$155.29	(9.4)%
Composite Upper-Upscale[2]	$85.26	182.6%	50.3%	27.6% pts	$169.47	27.7%	$61.66	42.4%	39.7%	12.7% pts	$155.16	(3.3)%

Hyatt Place (353)	$84.06	99.6%	65.7%	22.8% pts	$127.85	30.3%	$65.91	56.4%	58.4%	19.5% pts	$112.79	4.1%
Hyatt House (99)	$99.67	87.3%	71.4%	23.2% pts	$139.62	26.4%	$77.95	42.5%	62.9%	19.2% pts	$124.01	(0.9)%
Composite Upscale[3]	$87.56	96.3%	67.0%	22.9% pts	$130.66	29.2%	$68.61	52.6%	59.4%	19.4% pts	$115.45	2.6%

(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, and Thompson Hotels.
2 Includes Destination by Hyatt, Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)

Base management fees	$50	$19	$31	158.8%	$110	$74	$36	49.3%
Incentive management fees	10	6	4	54.7%	30	12	18	142.4%
Franchise fees	36	15	21	141.6%	82	48	34	69.4%
Management and franchise fees	96	40	56	136.5%	222	134	88	65.0%
Other fee revenues	17	12	5	40.4%	47	46	1	2.1%
Management, franchise, and other fees	$113	$52	$61	115.7%	$269	$180	$89	49.1%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Management, franchise, and other fees	$113	$52	$61	115.7%	$269	$180	$89	49.1%
Contra revenue from management agreements	(6)	(4)	(2)	(44.7)%	(17)	(12)	(5)	(45.1)%
Contra revenue from franchise agreements	(3)	(3)	—	(17.0)%	(9)	(8)	(1)	(7.3)%
Net management, franchise, and other fees	$104	$45	$59	127.7%	$243	$160	$83	51.4%

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels

	September 30, 2021		September 30, 2020		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States	23	11,673	25	12,608	(2)	(935)
Other Americas	3	1,262	2	795	1	467
EAME/SW Asia	7	1,435	8	1,594	(1)	(159)
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels (a)	37	15,164	39	15,791	(2)	(627)

(a) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	September 30, 2021		September 30, 2020		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	146	64,075	138	63,053	8	1,022
Other Americas managed	25	8,958	25	8,915	—	43
United States franchised	73	22,141	65	19,130	8	3,011
Other Americas franchised	8	1,307	5	924	3	383
Subtotal	252	96,481	233	92,022	19	4,459
Select service hotels
United States managed	37	5,658	46	6,810	(9)	(1,152)
Other Americas managed	13	1,857	13	1,857	—	—
United States franchised	401	55,447	372	51,338	29	4,109
Other Americas franchised	13	1,761	11	1,473	2	288
Subtotal	464	64,723	442	61,478	22	3,245
ASPAC
Full service hotels
ASPAC managed	123	41,175	113	37,018	10	4,157
ASPAC franchised	10	3,153	8	2,520	2	633
Subtotal	133	44,328	121	39,538	12	4,790
Select service hotels
ASPAC managed	27	4,772	29	5,378	(2)	(606)
ASPAC franchised	9	1,609	1	154	8	1,455
Subtotal	36	6,381	30	5,532	6	849
EAME/SW Asia
Full service hotels
EAME/SW Asia managed	101	25,464	98	25,116	3	348
EAME/SW Asia franchised	19	3,294	10	2,055	9	1,239
Subtotal	120	28,758	108	27,171	12	1,587
Select service hotels
EAME/SW Asia managed	17	2,797	17	2,749	—	48
EAME/SW Asia franchised	6	1,411	4	803	2	608
Subtotal	23	4,208	21	3,552	2	656
Total full service and select service hotels	1,028	244,879	955	229,293	73	15,586

Americas
All-inclusive
Other Americas franchised	9	3,591	8	3,153	1	438
Subtotal	9	3,591	8	3,153	1	438

Total managed and franchised (a)	1,037	248,470	963	232,446	74	16,024

Vacation ownership	16		16		—
Residential	34		35		(1)
Condominium ownership	39		37		2
(a) Figures do not include vacation ownership, residential, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2021		September 30, 2020		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	45	8,409	45	8,345	—	64
Miraval	3	357	3	362	—	(5)
Grand Hyatt	59	32,487	56	30,026	3	2,461
Alila	15	1,681	13	1,445	2	236
Andaz	25	5,671	23	5,311	2	360
The Unbound Collection by Hyatt (b)	26	5,384	21	4,451	5	933
Thompson Hotels (b)	14	3,088	10	2,324	4	764
Destination by Hyatt	17	3,871	16	3,907	1	(36)
Hyatt Regency (b)	225	93,970	211	89,841	14	4,129
Hyatt	12	2,056	12	2,058	—	(2)
Hyatt Centric (b)	43	8,892	37	7,603	6	1,289
JdV by Hyatt	20	2,901	14	2,258	6	643
Hyatt Place	393	56,166	385	54,879	8	1,287
Hyatt House	122	17,691	108	15,683	14	2,008
UrCove	8	1,455	—	—	8	1,455
Other	1	800	1	800	—	—
Total full service and select service hotels	1,028	244,879	955	229,293	73	15,586

Hyatt Ziva	6	2,672	5	2,234	1	438
Hyatt Zilara	3	919	3	919	—	—
Total managed and franchised properties (a)	1,037	248,470	963	232,446	74	16,024

Hyatt Residence Club	16		16		—

(a) Figures do not include vacation ownership, residential, or condominium ownership units.
(b) The Unbound Collection by Hyatt, Thompson Hotels and Hyatt Centric property counts each include one property that we will rebrand under the respective brand in 2021. The Hyatt Regency property count includes one property that we will rebrand under the respective brand in 2022.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA
(in millions)

	Rooms	Transaction / Opening Date	Three Months Ended September 30, 2021 Adjusted EBITDA Impact
Dispositions
Owned and Leased Hotels
Hyatt Regency Baku	159	4Q20
Hyatt Regency Lost Pines Resort and Spa	490	2Q21
Hyatt Regency Lake Tahoe Resort, Spa and Casino	422	3Q21
Total Owned and Leased Hotels Dispositions			$(4)

Unconsolidated Hospitality Venture Hotels
Grand Hyatt São Paulo	467	1Q21
Hyatt Place Celaya	145	2Q21
Hyatt Place Los Cabos	157	2Q21
Hyatt Place Tijuana	145	2Q21
Hyatt Centric Beale Street Memphis	227	2Q21
Total Unconsolidated Hospitality Venture Hotels Dispositions (a) (b) (d)			$1

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(3)

Acquisitions or Openings
Owned and Leased Hotels
Miraval Berkshires Resort and Spa	95	3Q20
Wyndhurst Manor & Club	43	3Q20
Grand Hyatt São Paulo	467	1Q21
Alila Ventana Big Sur (c)	50	2Q21
Total Owned and Leased Hotels Acquisitions or Openings (d)			$6

Unconsolidated Hospitality Venture Hotels
Hyatt Place Boston / Seaport District	297	3Q20
Hyatt Centric Center City Philadelphia	332	4Q20
Hyatt Centric Downtown Nashville	252	3Q21
Total Unconsolidated Hospitality Venture Hotels Acquisitions or Openings (a) (e)			$1

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$7

Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA			$4

(a) Reflects Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA.
(b) Includes the sale of the hotel by the venture, the Company's sale of our equity interest in the venture, or the Company's equity interest no longer qualifying for the equity method of accounting.
(c) Total inventory of 59 rooms; 50 rooms available for sale with 9 rooms out of service. Hotel was subsequently sold during the three months ended September 30, 2021.
(d) Includes the year-over-year financial impact of pre-opening activity.
(e) Includes the opening of a hotel by the venture.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA and Total Revenues to Adjusted Revenues
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Net income (loss) attributable to Hyatt Hotels Corporation	$120	$(161)	$281	174.5%	$(193)	$(500)	$307	61.4%
Interest expense	40	35	5	13.4%	123	87	36	40.9%
(Benefit) provision for income taxes	138	(59)	197	333.9%	339	(188)	527	280.1%
Depreciation and amortization	71	80	(9)	(9.9)%	219	233	(14)	(5.7)%
EBITDA	369	(105)	474	451.3%	488	(368)	856	232.5%
Contra revenue	9	7	2	34.3%	26	20	6	30.3%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(456)	(267)	(189)	(71.0)%	(1,082)	(1,015)	(67)	(6.7)%
Costs incurred on behalf of managed and franchised properties	465	278	187	67.4%	1,117	1,068	49	4.6%
Equity (earnings) losses from unconsolidated hospitality ventures	12	20	(8)	(43.8)%	(8)	45	(53)	(118.0)%
Stock-based compensation expense	6	3	3	107.5%	42	20	22	109.4%
Gains on sales of real estate and other	(307)	—	(307)	NM	(412)	(8)	(404)	NM
Asset impairments	—	—	—	(100.0)%	2	52	(50)	(95.4)%
Other (income) loss, net	3	19	(16)	(79.1)%	(34)	114	(148)	(129.8)%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	9	(3)	12	351.5%	6	(7)	13	182.2%
Adjusted EBITDA	$110	$(48)	$158	327.3%	$145	$(79)	$224	283.4%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Total revenues	$851	$399	$452	113.3%	$1,952	$1,642	$310	18.9%
Add: Contra revenue	9	7	2	34.3%	26	20	6	30.3%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(456)	(267)	(189)	(71.0)%	(1,082)	(1,015)	(67)	(6.7)%
Adjusted revenues	$404	$139	$265	191.0%	$896	$647	$249	38.4%

Adjusted EBITDA Margin %	27.4%	(35.0)%	62.4%	16.2%	(12.3)%	28.5%

Adjusted EBITDA Margin % Change in Constant Currency	61.9%	28.7%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings (Losses) per Diluted Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Earnings (Losses) per Diluted Share, Adjusted for Special Items and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2021 and September 30, 2020
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Three Months Ended September 30,
		2021	2020
Net income (loss) attributable to Hyatt Hotels Corporation		$120	$(161)
Earnings (losses) per diluted share		$1.15	$(1.59)
Special items
Transaction costs (a)	Other income (loss), net	19	—
Fund deficits (b)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	5	6
Utilization of Avendra and other proceeds (c)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	5	6
Restructuring expenses (d)	Other income (loss), net	3	22
Gains on sales of real estate and other (e)	Gains on sales of real estate and other	(307)	—
Unrealized gains (f)	Other income (loss), net	(7)	(8)
Other	Equity earnings (losses) from unconsolidated hospitality ventures; asset impairments; other income (loss), net	(2)	(1)
Special items - pre-tax		(284)	25
Income tax benefit (provision) for special items	Benefit (provision) for income taxes	405	(14)
Total special items - after-tax		121	11
Special items impact per diluted share		$1.16	$0.11
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$241	$(150)
Earnings (losses) per diluted share, adjusted for special items		$2.31	$(1.48)

(a) Transaction costs - During the three months ended September 30, 2021 (Q3 2021), we recognized $19 million of transaction costs related to the acquisition of ALG.
(b) Fund deficits - During Q3 2021 and the three months ended September 30, 2020 (Q3 2020), we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we intend to recover in future periods.
(c) Utilization of Avendra and other proceeds - During Q3 2021 and Q3 2020, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(d) Restructuring expenses - During Q3 2020, we recognized $22 million in restructuring expenses related to severance and related charges as a result of the COVID-19 pandemic.
(e) Gains on sales of real estate and other - During Q3 2021, we recognized a $305 million pre-tax gain related to the sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino and a $2 million pre-tax gain related to the sale of Alila Ventana Big Sur.
(f) Unrealized gains - During Q3 2021 and Q3 2020, we recognized unrealized gains due to the change in fair value of our marketable securities.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Earnings (Losses) per Diluted Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Earnings (Losses) per Diluted Share, Adjusted for Special Items and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2021 and September 30, 2020
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income (Loss)	Nine Months Ended September 30,
		2021	2020
Net income (loss) attributable to Hyatt Hotels Corporation		$(193)	$(500)
Earnings (losses) per diluted share		$(1.89)	$(4.93)
Special items
Gains on sales of real estate and other (a)	Gains on sales of real estate and other	(412)	(8)
Unconsolidated hospitality ventures (b)	Equity earnings (losses) from unconsolidated hospitality ventures	(68)	—
Unrealized (gains) losses (c)	Other income (loss), net	(20)	36
Fund deficits (d)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	26	25
Transaction costs (e)	Other income (loss), net	19	—
Utilization of Avendra and other proceeds (f)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	12	29
Restructuring expenses (g)	Other income (loss), net	3	69
Asset impairments (h)	Asset impairments	2	52
Other	Other income (loss), net	(2)	(7)
Special items - pre-tax		(440)	196
Income tax benefit (provision) for special items	Benefit (provision) for income taxes	394	(64)
Total special items - after-tax		(46)	132
Special items impact per diluted share		$(0.45)	$1.30
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$(239)	$(368)
Earnings (losses) per diluted share, adjusted for special items		$(2.34)	$(3.63)

(a) Gains on sales of real estate and other - During the nine months ended September 30, 2021 (YTD 2021), we recognized a $305 million pre-tax gain related to the sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino, a $104 million pre-tax gain related to the sale of Hyatt Regency Lost Pines Resort and Spa, and a $2 million pre-tax gain related to the sale of Alila Ventana Big Sur. During the nine months ended September 30, 2020 (YTD 2020), we recognized a $4 million pre-tax gain related to the sale of our controlling interest in entities that developed Hyatt Centric Center City Philadelphia and adjacent parking and retail space and a $4 million pre-tax gain on the sale of a building.
(b) Unconsolidated hospitality ventures - During YTD 2021, we recognized a $69 million pre-tax gain on the purchase of the remaining 50% interest in the entities that own Grand Hyatt São Paulo.
(c) Unrealized (gains) losses - During YTD 2021 and YTD 2020, we recognized unrealized gains and losses, respectively, due to the change in fair value of our marketable securities.
(d) Fund deficits - During YTD 2021 and YTD 2020, we recognized net deficits on certain funds due to the timing of revenue and expense recognition that we intend to recover in future periods.
(e) Transaction costs - During YTD 2021, we recognized $19 million of transaction costs related to the acquisition of ALG.
(f) Utilization of Avendra and other proceeds - During YTD 2021 and YTD 2020, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.
(g) Restructuring expenses - During YTD 2020, we recognized $69 million in restructuring expenses related to severance and related charges as a result of the COVID-19 pandemic.
(h) Asset impairments - During YTD 2020, we recognized $52 million of impairment charges related to goodwill, property and equipment, operating lease right-of-use assets, and definite-lived intangibles.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
SG&A expenses	$69	$69	$—	0.6%	$250	$217	$33	15.7%
Less: rabbi trust impact	1	(19)	20	104.6%	(30)	(20)	(10)	(51.3)%
Less: stock-based compensation expense	(6)	(3)	(3)	(107.5)%	(42)	(20)	(22)	(109.4)%
Adjusted SG&A expenses	$64	$47	$17	36.3%	$178	$177	$1	1.0%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Americas management and franchising	$12	$11	$1	12.6%	$35	$38	$(3)	(5.0)%
ASPAC management and franchising	10	8	2	23.2%	29	26	3	12.2%
EAME/SW Asia management and franchising	7	7	—	3.0%	21	29	(8)	(27.8)%
Owned and leased hotels	3	3	—	(1.2)%	9	10	(1)	(11.6)%
Corporate and other	32	18	14	75.4%	84	74	10	12.8%
Adjusted SG&A expenses	$64	$47	$17	36.3%	$178	$177	$1	1.0%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
For the Year Ended December 31, 2021

No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.
(in millions)

	Year Ended December 31, 2021 Forecast Range
	Low Case	High Case
SG&A expenses	$294	$299
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(49)	(49)
Adjusted SG&A expenses	$245	$250

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2021 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Change ($)	Change (%)	2021	2020	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$220	$49	$171	348.0%	$465	$340	$125	36.9%
Non-comparable owned and leased hotels	43	31	12	38.6%	93	82	11	12.7%
Owned and leased hotels revenues	$263	$80	$183	228.9%	$558	$422	$136	32.2%

Expenses
Comparable owned and leased hotels	$176	$96	$80	83.5%	$413	$387	$26	6.8%
Non-comparable owned and leased hotels	32	32	—	(0.4)%	88	105	(17)	(16.8)%
Rabbi trust impact	—	3	(3)	(103.5)%	5	3	2	56.4%
Owned and leased hotels expenses	$208	$131	$77	58.4%	$506	$495	$11	2.0%

Owned and leased hotels operating margin percentage	21.1%	(63.9)%		85.0%	9.4%	(17.4)%		26.8%

Comparable owned and leased hotels operating margin percentage	20.3%	(94.5)%		114.8%	11.3%	(13.8)%		25.1%

DEFINITIONS
Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on its ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•Contra revenue;
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains on sales of real estate and other;
•asset impairments; and
•other income (loss), net

We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.

Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.

We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions and facilitates our comparison of results before these items with results from other companies within our industry.

Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry. For instance, interest expense and benefit (provision) for income taxes are dependent upon company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate, and therefore, can vary significantly across companies. Depreciation and amortization are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets, and Contra revenue is dependent on company policies and strategic decisions regarding payments to hotel owners. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and system-wide services and programs that we operate for the benefit of our third-party owners and franchisees as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. We exclude stock-based compensation expense to remove the variability amongst companies resulting from different compensation plans companies have adopted. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.

Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Adjusted Net Income (Loss)
Adjusted net income (loss), as we define it, is a non-GAAP measure. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We consider Adjusted net income (loss) to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.

Adjusted net income (loss) is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss). Although we believe that Adjusted net income (loss) can make an evaluation of our operating performance more consistent because it removes special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) supplementally.

Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotels that have temporarily suspended operations due to the COVID-19 pandemic are included in our definition of comparable system-wide hotels. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotels that have temporarily suspended operations due to the COVID-19 pandemic are included in our definition of comparable owned and leased hotels. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.

RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities, and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.